Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 6, 2013, in the Registration Statement (Form S-1) filed with the Securities and Exchange Commission on October 9, 2013, and related Prospectus of Trevena, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
October 9, 2013